Exhibit 16.1

February 15, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Nobility Homes

We have read the statements made by Nobility Homes, Inc., which we understand will be filed with the Securities and Exchange Commission by Nobility Homes, Inc. on Form 8-K dated February 15, 2024, pursuant to Item 4.01 of Form 8-K, and agree with the statements contained in part (a) as they pertain to our firm.

We have no basis to agree or disagree with the statements in part (b) therein about Hancock Askew & CO, LLP.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP

New York, NY